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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                  ------------


                                   FORM 8-K/A

                        AMENDMENT NO. 1 TO CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


                                  ------------


                                OCTOBER 20, 1998
                        (Date of earliest event reported)

                          Commission file number 1-8533

                             DRS TECHNOLOGIES, INC.
             (Exact name of registrant as specified in its charter)

            Delaware                                             13-2632319
 (State or other jurisdiction of                              (I.R.S. Employer
 incorporation or organization)                              Identification No.)

 5 Sylvan Way, Parsippany, New Jersey                            07054
(Address of principal executive offices)                       (Zip Code)

                                 (973) 898-1500
              (Registrant's telephone number, including area code)

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

     The undersigned Registrant hereby amends the following items, financial statements, exhibits, or other portions of its Current Report on Form 8-K, originally filed with the Securities and Exchange Commission on November 4, 1998 (the "Form 8-K") as set forth in the pages attached hereto:


ITEM 7. Financial Statements, Pro Forma Financial Information and Exhibits

     (a)  Financial Statements:

     The following financial statements of the business acquired are attached hereto:

Index to Financial Statements of the EOS Business of Raytheon Company........F-1

Report of Independent Accountants............................................F-2

Statement of Assets to be Acquired and Liabilities to be
  Assumed as of December 31, 1997 and September 30, 1998 (unaudited).........F-3

Statement of Direct Revenues and Direct Operating Expenses for the year ended December 31, 1997 and nine month periods
  ended September 30, 1998 and 1997 (unaudited)..............................F-4

Notes to Financial Statements................................................F-5

     (b)  Pro Forma Financial Information:

     The  following   unaudited  pro  forma  consolidated   condensed  financial
statements are attached hereto:

Unaudited pro forma condensed consolidated financial information............F-16

Unaudited pro forma condensed consolidated balance sheet
  as of September 30, 1998..................................................F-17

Unaudited pro forma  condensed  consolidated  statements of earnings for the fiscal year ended March 31, 1998 and the six-month period ended September 30, 1998..................................................F-18

Notes to unaudited pro forma condensed consolidated financial information...F-19


     (c)  Exhibits:

ITEM 7(a)  Financial Statements


                          INDEX TO FINANCIAL STATEMENTS


                                                                            Page
                                                                            ----

EOS Business of Raytheon Company

Report of Independent Accountants...........................................F-2

Statement of Assets to be Acquired and Liabilities to be
  Assumed as of December 31, 1997 and September 30, 1998 (unaudited)........F-3

Statement of Direct Revenues and Direct Operating Expenses for the year ended December 31, 1997 and the nine month periods
  ended September 30, 1998 and 1997 (unaudited).............................F-4

Notes to Financial Statements...............................................F-5

                        Report of Independent Accountants


     In our  opinion,  the  accompanying  statement of assets to be acquired and liabilities to be assumed and the related statement of direct revenues and direct operating expenses present fairly, in all material respects, the assets to be acquired and liabilities to be assumed of the EOS Business of Raytheon Company (the "EOS Business" as defined in Note 1) as of December 31, 1997, and its direct revenues and direct operating expenses for the year then ended, in conformity with generally accepted accounting principles. These financial statements are the responsibility of Raytheon Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

     The accompanying financial statements have been prepared for the purpose of substantially complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the report on Form 8-K of DRS Technologies, Inc. as described in Note 1 and are not intended to be a complete presentation of the financial position, results of operations and cash flows of the EOS Business.


PricewaterhouseCoopers LLP

Dallas, Texas
October 8, 1998

                        EOS Business of Raytheon Company

        Statement of Assets to be Acquired and Liabilities to be Assumed
              December 31, 1997 and September 30, 1998 (unaudited)
                             (Dollars in Thousands)


                                                     December 31,  September 30,
                                                         1997          1998
                                                       ---------     ---------
                                                                    (unaudited)
                                     ASSETS
Current assets:
  Accounts receivable, net ..........................   $ 2,847        $ 5,228
  Contracts in process, net .........................    13,004         23,245
  Prepaids ..........................................        96            117
                                                       --------       --------
      Total current assets ..........................    15,947         28,590
                                                       --------       --------

Property and equipment, at cost .....................    70,471         72,638
  Less accumulated depreciation .....................   (55,175)       (58,179)
                                                       --------       --------
      Property and equipment, net ...................    15,296         14,459
                                                       --------       --------
          Total assets ..............................  $ 31,243       $ 43,049
                                                       ========       ========


                           LIABILITIES AND NET ASSETS
Current liabilities:
  Accounts payable ..................................   $ 2,096        $ 1,550
  Deferred revenues .................................        96              0
                                                       --------       --------
      Total current liabilities .....................     2,192          1,550
                                                       --------       --------

Commitments and contingencies (Notes 9 and 10)

Net assets ..........................................  $ 29,051       $ 41,499
                                                       ========       ========

    The accompanying notes are an integral part of the financial statements.

                        EOS Business of Raytheon Company

           Statement of Direct Revenues and Direct Operating Expenses
                      For the year ended December 31, 1997
    and the nine month periods ended September 30, 1998 and 1997 (unaudited)
                             (Dollars in Thousands)


                                                             Nine Months Ended
                                                               September 30,
                                                                (unaudited)
                                               December 31, --------------------
                                                  1997        1998        1997
                                                --------    --------    --------
Direct revenues ...........................    $ 40,981    $ 47,055    $ 25,168

Direct operating expenses
  Costs of revenues .......................      34,146      38,672      21,817
  Research and development ................       1,297         944         915
  Selling, general and administrative .....       4,333       5,221       2,572
                                               --------    --------    --------
      Total direct operating expenses .....      39,776      44,837      25,304
                                               --------    --------    --------

Direct revenues in excess of (less than)
      direct operating expenses ...........    $  1,205    $  2,218    $   (136)
                                               ========    ========    ========




    The accompanying notes are an integral part of the financial statements.

                        EOS Business of Raytheon Company

                          Notes to Financial Statements

1.   Basis of Presentation and Description of Business:

      Raytheon Company ("Raytheon"), Raytheon TI Systems, Inc. ("RTIS"), Raytheon Systems Georgia, Inc. ("RSG" and together with Raytheon and RTIS the "Sellers") and DRS Technologies, Inc. ("DRS"), DRS EO, Inc. and DRS FPA, L.P., wholly-owned subsidiaries of DRS (collectively referred to with DRS as the "Buyer"), entered into an asset purchase agreement on July 28, 1998, as amended,(the "Agreement") under which, on the contractually designated closing date, the Buyer acquired certain assets and liabilities consisting of the second and third generation scanning and staring infrared detector businesses of RTIS including all dewar and cryogenic cooler manufacturing and dewar and cryogenic cooler assembly but excluding the uncooled Focal Plane Array ("FPA") business (collectively referred to as the "FPA Business") and the second generation ground electro-optical business of Raytheon and RSG (the "Ground EO Business" and together with the FPA Business the "EOS Business"). The accompanying financial statements present the assets to be acquired and liabilities to be assumed and the direct revenues and direct operating expenses of the EOS Business based upon the structure of the transaction as described in the Agreement; this transaction is herein referred to as the "Acquisition."

     The financial statements have been prepared to substantially comply with the rules and regulations of the Securities and Exchange Commission for business combinations accounted for as a purchase and are not intended to be a complete presentation of the financial position, results of operations and cash flows as if the EOS Business had operated as a stand-alone company. The accompanying financial statements, rather than full audited financial statements, are presented because the EOS Business was not operated as a stand-alone business by the Sellers, or, with respect to the FPA Business, within the Defense Business of Texas Instruments ("TI") for periods prior to July 11, 1997, or, with respect to the Ground EO Business, within the defense business of HE Holdings, Inc., a wholly-owned subsidiary of Hughes Electronics Corporation ("Hughes") for periods prior to December 16, 1997. In addition, historically, assets used in the EOS Business were used as an integral part of the operations of the Sellers (or TI and Hughes prior to ownership by the Sellers) to provide goods and services for use in higher level products with such activity accounted for largely as internal cost transfers without formal contracts, billing or revenue tracking. Because the EOS Business was not operated as a stand-alone business, the presentation does not include certain indirect expenses of the EOS Business. Therefore, the accompanying financial statements are not representative of the complete results of operations of the EOS Business for the period presented.

     The FPA Business involves the design, development and production of focal plane arrays, which are used to generate night vision capability, and cryogenic linear coolers for infrared devices.

     The Ground EO Business designs and manufactures second generation forward looking infrared ("FLIR") systems for use on Abrams tanks, Bradley Fighting Vehicles and High Mobility Multi-Wheel vehicles. Second generation FLIR technology allows a human operator to detect, recognize and identify targets in complete darkness at a substantially greater range than the first generation FLIR systems.

     Raytheon provides various services to the EOS Business including, but not limited to, general management, facilities management, human resources, data processing, security, payroll and employee benefits administration, financial, legal, tax, insurance administration, duplicating, telecommunications and other miscellaneous services. Expenses related to these services have been allocated to the EOS Business in the accompanying statement of direct revenues and direct operating expenses first on the basis of direct usage when identifiable, with the remainder allocated primarily on the basis of direct labor costs or other methodologies which comply with U.S. Government cost accounting standards. In the opinion of management, these methods of allocating indirect costs are reasonable; however, they do not necessarily equal the costs that the EOS Business would have incurred on a stand-alone basis. Therefore, the financial information included herein may not necessarily reflect the financial position, results of operations and cash flows of the EOS Business on a stand-alone basis in the future.

     In the accompanying statement of direct revenues and direct operating expenses, direct operating expenses presented reflect overhead rates specific to RTIS (with respect to the FPA Business) and the Sensors and Communications Systems segment of the Defense Business of Hughes (with respect to the Ground EO Business), while direct revenues presented are derived from total direct operating expenses of the EOS Business, including certain overhead costs, plus the applicable profit (except for revenues related to firm fixed price contracts of the FPA Business which are derived from actual billings). Because the overhead rates utilized were not based upon the operating structure specific to the EOS Business, the direct operating expenses and direct revenues presented do not necessarily equal the operating expenses or revenues that the EOS Business would have realized had it operated as a stand-alone company using its specific overhead rates.

     The EOS Business participates in a centralized cash management system wherein cash receipts are transferred to and cash disbursements are funded by Raytheon. Since cash and cash equivalents related to the operations of the EOS Business were not acquired by the Buyer, they are excluded from the statement of assets to be acquired and liabilities to be assumed.

2.   Summary of Significant Accounting Policies:

     Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions, in particular estimates of anticipated contract costs and revenues utilized in the earnings recognition process, that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of direct revenues and direct operating expenses during the reporting period. Due to the inherent uncertainty involved in making estimates, actual results reported in future periods may be based upon amounts which differ from those estimates.

     Revenue Recognition

     Revenues under long-term contracts (except for revenues under firm fixed price contracts of the FPA Business) are primarily recorded under methods which approximate the percentage of completion method, wherein costs and estimated profit are recorded as revenues as the work is performed. Revenues under firm fixed price contracts of the FPA Business are recognized as deliveries are made. Estimated profits for all long-term contracts are based on management estimates of total sales values and costs at completion. These estimates are reviewed and revised periodically throughout the lives of the contracts, and adjustments resulting from such revisions are recorded in the periods in which the revisions are made. When appropriate, increased funding is assumed based on expected adjustments of contract prices for increases in scope and other changes ordered by the customer. Since many contracts extend over a long period of time, revisions in cost and funding estimates during the progress of work have the effect of adjusting current period earnings for performance in prior periods. Losses on contracts are recorded in full as they are identified.

     Certain contracts contain cost or performance incentives or both. These incentives provide for increases in fees or profits for surpassing stated targets or other criteria, or for decreases in fees or profits for failure to achieve such targets or other criteria. Performance incentives are included in sales at the time there is sufficient information to relate actual performance to targets or other criteria.

     Cost of sales includes direct engineering and manufacturing costs and certain overheads including fringe benefits and an allocated portion of costs incurred by support departments (see Note 1). Expenditures for research and development are charged to expense as incurred.

     Pursuant to the Agreement, product or service warranty obligations and liabilities relating to work performed by the Sellers on contracts in progress prior to the closing of the Acquisition are retained by the Sellers. Accordingly, the EOS Business has not accrued a warranty reserve in the accompanying financial statements.

     Accounts Receivable

     Accounts receivable are comprised of amounts due from the United States Government (either directly, or indirectly through commercial customers who are the prime contractor on contracts where the EOS Business is a subcontractor and the United States Government is the sole end customer) and from commercial customers principally related to long-term contracts and programs. These amounts are billed in accordance with contract terms. Amounts billed under retainage provisions of contracts are not significant and substantially all amounts are collectible within five years.

     Contracts in Process

     Contracts  in process  (except  for firm fixed price  contracts  of the FPA
Business) are stated at actual production costs, including manufacturing overhead and special tooling and engineering costs, plus estimated profit (but not in excess of estimated realizable value) reduced by amounts billed to customers and progress payments received (or, for firm fixed price contracts of the FPA Business, by amounts identified with revenues recognized on units delivered).

     Firm fixed price contracts in process of the FPA Business do not include estimated profit. The costs attributed to units delivered under these contracts are based on the estimated average cost of all units to be produced under existing contracts and are determined under the learning curve concept, which anticipates a predictable decrease in unit costs as tasks and production techniques become more efficient through repetition.

     Property and Equipment

     Pursuant to the Agreement, certain property and equipment owned by the Sellers which is used in connection with the EOS Business was purchased by the Buyer, and the cost and related accumulated depreciation of such property and equipment is included in the accompanying financial statements.

     Property and equipment is recorded at cost less  accumulated  depreciation.
Major   improvements  and  renewals  are  capitalized  while   expenditures  for
maintenance and repairs and minor renewals are charged to expense.

     Depreciation is computed using accelerated and straight-line methods over the estimated useful lives of the related assets. Recoverability of property is periodically evaluated by assessing whether the net book value can be recovered over its remaining life through undiscounted cash flows generated by the asset.

     The EOS Business constructs certain property for use within its programs. The costs incurred to construct this property are capitalized as equipment under construction until completion. Once completed, the property is placed into service and depreciated based on its estimated useful life.

     Income Taxes

     No provision or benefit for income taxes has been provided in the accompanying statements of direct revenues and direct operating expenses due to the fact that the EOS Business was not operated as a stand-alone company and no allocation of the Sellers' income tax provision/benefit has been made to the EOS Business.

     Pursuant to the Agreement, no tax related assets or liabilities have been acquired or assumed by the Buyer and, accordingly, no tax related assets or liabilities are reflected in the accompanying statement of assets to be acquired and liabilities to be assumed.

3.   Accounts Receivable:

As of December 31, 1997, accounts receivable are comprised as follows:

       Commercial ..............................................   $   541
       United States Government ................................     2,340
                                                                   -------
             Total .............................................     2,881
       Less allowance for doubtful accounts ....................       (34)
                                                                   -------
       Accounts receivable, net ................................   $ 2,847
                                                                   =======

4.   Contracts in Process

     As of December 31, 1997 and September 30, 1998 (unaudited), contracts in process are comprised as follows:

                                                   December 31,    September 30,
                                                      1997             1998
                                                    ---------      ------------
                                                                    (unaudited)
Contracts in process ....................           $ 20,358        $ 42,261
Progress payments .......................             (4,956)        (16,626)
Reserves ................................             (2,398)         (2,390)
                                                    --------        ---------
Total ...................................           $ 13,004        $ 23,245
                                                    ========        =========

     Cash received from direct sales of the EOS Business was approximately $33,383 for the year ended December 31, 1997.

5.   Property and Equipment:

     As of December 31, 1997, property and equipment are comprised as follows:

                                                   Estimated Life
                                                     (in years)
                                                     ----------
Machinery and equipment ......................         10 - 13         $ 51,229
Furniture and fixtures .......................         10 - 20           16,755
Computer software and hardware ...............          3 - 6             1,414
Equipment under construction .................           N/A              1,073
                                                                       --------
      Total ..................................                           70,471
Less accumulated depreciation ................                          (55,175)
                                                                       --------
Property and equipment, net ..................                         $ 15,296
                                                                       ========

     Depreciation expense for the year ended December 31, 1997 was approximately $3,704.

     In addition to the assets recorded above, the EOS Business uses certain government-owned equipment and shared Raytheon equipment for production of the programs. All of these items have been excluded from the accompanying statement of assets to be acquired and liabilities to be assumed.

     Concurrent with the closing of the Acquisition, the Sellers and the Buyer entered into a lease agreement and two sublease agreements (the "Leases") whereby the Sellers agreed to lease or sublease to the Buyer space occupied by the EOS Business in Texas and California. The Leases contain certain renewal options and escalation clauses. RTIS agreed to sublease to the Buyer space occupied by the FPA Business in RTIS' Semiconductor building and its Research West building. Under the terms of the sublease for the Semiconductor Building, the Buyer will pay RTIS a monthly rental based upon the ratio of net square feet occupied by the FPA Business (the "FPA Premises") divided by the square feet of the premises in which the FPA Premises are located. Under the terms of the sublease for the Research West building, the FPA Business will occupy all space of the building and will pay RTIS rental payments equal to the monthly rental paid by RTIS.

     Raytheon agreed to lease to the Buyer space currently occupied by the Ground EO Business in El Segundo, California for a term of one year from the closing date of the Acquisition. At the end of the one-year term, the Buyer will have the option to rent the El Segundo space for up to three additional months on a month-to-month basis.

     Minimum rental commitments under the Leases as of the closing date of the Acquisition are as follows:

     1st year ..............................................        $ 3,026
     2nd year ..............................................          3,052
     3rd year ..............................................          3,452
     4th year ..............................................          3,607
     5th year ..............................................          3,607
     Thereafter ............................................         13,430
                                                                    -------
     Total .................................................        $30,174
                                                                    =======

     Occupancy expense (including rental expense) allocated to the EOS Business for the year ended December 31, 1997 was approximately $906.

     Pursuant to the Agreement, RTIS has agreed to cooperate with the Buyer to consolidate the FPA Business within the Semiconductor and Research West buildings and Raytheon has agreed to cooperate with the Buyer to move all operations of the Ground EO Business. RTIS and Raytheon, respectively, have agreed to pay all expenses in connection with these moves as well as the cost of constructing and demising walls and other improvements in the buildings.

     The EOS Business has certain operating lease commitments for equipment. The minimum future commitments under these leases is not material.

6.   Accrued Expenses:

     Pursuant to the Agreement, on or before the closing date of the Acquisition Raytheon will pay to each assumed employee the cash equivalent of his or her accumulated but unused time in accordance with Raytheon's Paid Time Off Policy. From and after the closing date of the Acquisition, the assumed employees will receive vacation benefits pursuant to the Buyer's vacation policy. There were no other accrued liabilities of the EOS Business assumed by the Buyer as of the closing date of the Acquisition. Accordingly, as of December 31, 1997, accrued expenses are excluded from the accompanying financial statements.

7.   Related Party Transactions:

     Included in the accompanying statement of assets to be acquired and liabilities to be assumed are certain amounts due to/due from other Raytheon Company entities as follows:

     Accounts receivable ........................................     $ 255
     Contracts in process .......................................     $ 324
     Accounts payable ...........................................     $ 962

     In  addition  to the  items  noted  above,  included  in  the  accompanying
statement  of  direct  revenues  and  direct  operating   expenses  are  certain
transactions between the Ground EO Business and various related parties.

     For the period from January 1, 1997 through December 16, 1997, the Ground EO Business was part of Hughes (see Note 1) and did not have any customers who were related parties. For the period from December 17, 1997 through December 31, 1997, the Ground EO Business was part of Raytheon. Prior to December 17, 1997, RTIS, a subsidiary of Raytheon, was a customer of the Ground EO Business. As a result of the merger between Hughes and Raytheon, RTIS became a related party to the Ground EO Business. The amount of direct revenue related to RTIS recognized during the period from December 17, 1997 through December 31, 1997, and therefore included in the accompanying statement of direct revenues and direct operating expenses, is immaterial.

     For the year ended December 31, 1997, the EOS Business purchased goods and services from other Raytheon Company entities (or, with respect to the FPA Business, the Defense Business of TI for periods prior to July 11, 1997, or, with respect to the Ground EO Business, other Hughes entities for periods prior to December 16, 1997) that were related parties. These goods and services were provided and thus recorded at cost. The total amount of these costs included in the accompanying statement of operations is not material to total direct operating expenses.

8.   Employee Benefit Plans:

     The employees of the EOS Business participate in various pension, post retirement, post employment, savings and investment, stock ownership and retiree health care benefit plans of the Sellers. Pursuant to the Agreement, liabilities pertaining to participation by such employees of the EOS Business in these employee benefit plans of the Sellers are not assumed by the Buyer. Accordingly, such liabilities are excluded from the accompanying statement of assets to be acquired and liabilities to be assumed. Pursuant to the Agreement, employees of the EOS Business will continue to receive pension accruals from Raytheon as though they were still employees of Raytheon while they continue to be employed by the Buyer through the end of the sixth full calendar month after the closing date of the Acquisition. Payroll deduction contributions will be required of the employees to benefit from this continued accrual.

     A retention program has been set in place to retain key skills and leadership capability within the EOS Business. This bonus program includes certain employees with bonus amounts ranging from 3 to 12 months of base pay. Raytheon is required to pay 25% of the retention award for these employees within 20 days of the closing date of the Acquisition (except that for employees of the FPA Business the entire bonus is payable within 20 days of the closing date of the Acquisition in the event the employees are not offered employment by the Buyer at a comparable compensation level or that the employees' commute is changed as defined by the Agreement), and the remaining 75% of the retention award within 20 days after the employees have completed 90 days of employment with the Buyer.

9.   Stock Options:

     As a business unit of Raytheon, the EOS Business has no employee stock option plan; however, certain employees of the EOS Business participate in stock option plans of Raytheon. These plans provide for the grant of both incentive and nonqualified options at an exercise price which is 100% of the fair market value on the date of grant. The options may be exercised in their entirety from one to ten years after the date of grant. In connection with the sale, employees of the EOS Business who hold unvested options will be paid in cash by Raytheon for the difference between the value of the unvested options as of the closing date of the Acquisition and the exercise price of the options.

10.  Risk Concentrations, Commitments and Contingencies:

     General

     Companies such as the EOS Business, which are engaged in supplying defense-related equipment to the U.S. Government, are subject to certain business risks peculiar to that industry. Sales to the U.S. Government may be affected by changes in procurement policies, budget considerations, changing concepts of national defense, political developments abroad and other factors. As a result of the Balanced Budget and Emergency Deficit Reduction Control Act, the federal deficit and changing world order conditions, Department of Defense ("DOD") budgets have been subject to increasing pressure resulting in an uncertainty as to the future effects of DOD budget cuts.

     Credit Risk

     Financial instruments which subject the EOS Business to concentrations of credit risk primarily relate to accounts receivable. Contracts involving the U.S. Government do not require collateral or other security. However, ongoing credit evaluations of domestic non-U.S. Government customers are conducted. Generally collateral or other security is not required from these customers. Historically, no significant credit-related losses have been incurred by the EOS Business.

     Market Concentrations and Export Sales

     Sales under United States Governmental contracts (including contracts for which the EOS Business is either the prime contractor or a subcontractor) were approximately 99% of net sales for the year ended December 31, 1997. Approximately 80% of direct revenue for the year ended December 31, 1997 is from two United States Government Programs. There are no export sales. Revenues under United States Government prime contracts and subcontracts approximated $33,974 and $6,718, respectively, for the year ended December 31, 1997. Percentages of United States Government sales by contract type for the year ended December 31, 1997 were 68% cost plus and 32% firm fixed price.

     Commitments

     Pursuant to the Agreement, the Buyer acquired all of the rights and obligations of the Sellers in connection with purchase orders relating primarily to the EOS Business which were outstanding at the closing of the Acquisition. These purchase orders relate primarily to raw materials and purchased parts for inventories and equipment under construction. As of December 31, 1997, open commitments for such purchase orders totaled approximately $19,990. In addition, as of December 31, 1997, the Ground EO Business had another open purchase commitment with a related party of up to approximately $1,100.

     Litigation and Regulatory Proceedings

     The EOS Business is subject to potential liability under government regulations and various lawsuits, claims and proceedings arising in the normal course of business. Management of the EOS Business and the Sellers believe the disposition of matters which are pending or asserted will not have a material adverse effect on the EOS Business' operations or financial position.

     Raytheon is included among a number of U.S. defense contractors which are currently the subject of U.S. government investigations regarding alleged procurement irregularities. Raytheon is unable to predict the outcome of the investigations at this time or to estimate the kinds or amounts of claims or other actions that could be instituted against the EOS Business. Under present government procurement regulations, such investigations could lead to a government contractor being suspended or debarred from eligibility for awards of new government contracts. In the current environment, even matters that seem limited to disputes about contract interpretation can result in criminal prosecution. While criminal charges against contractors have resulted from such investigations, Raytheon does not believe such charges would be appropriate in its case and has not, at any time, lost its eligibility to enter into government contracts or subcontracts under these regulations.

11.  Supply and Services Agreements:

     Supply Agreement: FPA Business as Supplier to RTIS

     Concurrent with the closing of the Acquisition, RTIS and the Buyer entered into a supply agreement (the "FPA Supply Agreement") whereby the Buyer agreed to provide, and RTIS agreed to purchase, second generation and third generation scanning and staring cooled IR detectors, including all dewar and cryogenic cooler manufacturing and dewar and cryogenic cooler assembly, but excluding uncooled FPAs (collectively, the "FPA Products").

     The Buyer will exclusively supply RTIS with FPA Products from the Closing Date of the Agreement through December 31, 2000 (the exclusivity period) for specific programs identified in the Agreement (with the exclusivity on the JAVELIN program including all Multiyear 1 quantities with deliveries extending into 2000 but not including JAVELIN Multiyear 2). If Raytheon enters a contract win during the exclusivity period for any of the programs identified in the Agreement, the Buyer would receive a corresponding contract for the FPA Products listed in the Agreement. The Agreement specifies a quantity range and unit price by program for the FPA Products to be supplied. RTIS is not obligated to place a contract with the Buyer until a specific contract has been funded. For changes to the quantity ordered during the exclusivity period, RTIS and the Buyer will negotiate the price for the quantities in excess of or below the quantity range specified in the Agreement consistent with historical cost adjusted by forward pricing rate multipliers.

     Under the FPA Supply Agreement, general RTIS requests for fabrication and technical services from the Buyer will be priced at direct costs plus indirect costs (including G&A) plus a 10% fee.

     Supply Agreement: RTIS as Supplier to FPA Business

     Concurrent with the closing of the Acquisition, RTIS and the Buyer entered into a supply agreement (the "RTIS Supply Agreement") whereby RTIS agreed to provide, and the Buyer agreed to purchase, certain fabrication parts and technical services (the "RTIS Products" and "RTIS Services", respectively).

     RTIS will supply RTIS Products at a listed price for quantities specified in the RTIS Supply Agreement. The prices for the RTIS Products will remain as listed in the RTIS Supply Agreement for the firm quantities for a period of 60 days from the closing of the Acquisition.

     RTIS will also supply engineering and fabrication services to the Buyer. For all services that support FPA Products, or services that will be resold to RTIS or its affiliates, services will be billed to the Buyer based on RTIS' direct costs. For all other RTIS Services, pricing will be based on RTIS' direct costs and indirect costs (including G&A), plus a fee of 10%.

     Master Services Agreement: RTIS as Service Provider to FPA Business

     Concurrent with the closing of the Acquisition, RTIS and the Buyer entered into a master services agreement (the "RTIS Master Services Agreement") whereby RTIS agreed to provide, and the Buyer agreed to purchase, support services and facilities (collectively, the "RTIS Master Services") including cafeteria vending and catering services; information technology services; calibration support services; special manufacturing maintenance services; receiving, inspection and shipping services; mail services; purchasing services;
environmental, safety and health services; laboratory analysis services; janitorial services; warehouse services; Environmental Test Lab services; exterior facilities repairs and maintenance services; technical publication services and engineering and drafting services. Generally, the cost to the Buyer for the RTIS Master Services will be (i) in the case of all services other than engineering and drafting, the cost to RTIS (but excluding G&A costs) and no fee and (ii) in the case of engineering and drafting services, the cost to RTIS (including G&A costs) plus a 5% fee.

     The RTIS Master Services Agreement shall continue to be in effect until either termination by mutual consent or at the Buyer's direction upon 30 days notice.

     Supply Agreement: Raytheon as Supplier to Ground EO Business

     Concurrent with the closing of the Acquisition, Raytheon and the Buyer entered into a supply agreement (the "Raytheon Supply Agreement") whereby Raytheon agreed to provide, and the Buyer has the option to purchase, certain electro-optical products be used for Long-Range Advanced Scout Surveillance Systems ("LRAS3") and specific components for the Improved Bradley Acquisition System LRIP contract ("IBAS") and in any other future contracts under the IBAS and LRAS3 programs (collectively the "Raytheon Products"). Under the Raytheon Supply Agreement, Raytheon shall have the exclusive right to supply the Buyer with the Raytheon Products for the duration of the LRAS3 contract. The Buyer shall have the right, but is not obligated, to purchase Raytheon Products for the IBAS contract and future contracts under the IBAS and LRAS3 programs. Under the Raytheon Supply Agreement, the terms and conditions for the existing IBAS and LRAS3 work will be the same as those contained in the IBAS LRIP and LRAS3 contracts, respectively, with the exception of the contract type, which will be cost plus a fixed fee of 10% including the cost of money. Pricing and other terms for all new purchase orders will be based on the IBAS Contract and the LRAS3 Contract, as applicable. Raytheon agreed to supply products to the Buyer at prices no greater than those applied to most favored customers for the same quantities and under the same terms and conditions. The Raytheon Supply Agreement shall continue to be in effect until the expiration or termination of the IBAS contract and the LRAS contract, in each case as extended by mutual agreement, as applicable.

     Supply Agreement: ELCAN as Supplier to Ground EO Business

     Concurrent with the closing of the Acquisition, Raytheon Systems Canada Ltd. (ELCAN) and the Buyer entered into a supply agreement (the "ELCAN Supply Agreement") whereby ELCAN agreed to provide, and the Buyer agreed to purchase, certain electro-optical products for the HTI MultiYear Production Contract ("HTI") , the IBAS LRIP contract and any other future contracts under the HTI and IBAS programs. (collectively the "ELCAN Products"). Under the ELCAN Supply Agreement, ELCAN shall have the exclusive right to supply ELCAN Products to the Buyer for program years one and two of the HTI contract and phases one and two of the IBAS LRIP contract. The Buyer will have the right to purchase ELCAN Products for program year three of the HTI contract (and any option exercises under this program) and for phase three of the IBAS LRIP contract. Existing work performed under the ELCAN Supply Agreement will be charged at a firm fixed price which includes a profit of 12% and including the cost of money. Pricing and other terms for all new purchase orders will be based on the HTI Multi-Year Production Contract and the IBAS LRIP Contract, as applicable. ELCAN agreed to supply products to the Buyer at prices no greater than those applied to most favored customers for the same quantities and under the same terms and conditions. The ELCAN Supply Agreement shall continue to be in effect until the expiration or termination of the HTI contract and the IBAS LRIP contract, in each case as extended by mutual agreement, as applicable.

     Supply Agreement: ROS as Supplier to Ground EO Business

     Concurrent with the closing of the Acquisition, Raytheon Optical Systems, Inc. ("ROS") and the Buyer entered into a supply agreement (the "ROS Supply Agreement"), whereby ROS agreed to provide and the Buyer agreed to purchase electro-optical products for the IBAS LRIP contract and any other future contracts under the IBAS program. (the "ROS Products"). Under the ROS Supply Agreement, ROS shall have the exclusive right to supply ROS Products to the Buyer for phases one and two of the IBAS LRIP contract. The Buyer will have the right but is not obligated to procure the ROS Products for phase three of the IBAS LRIP contract and any future contracts under the IBAS program. Existing work performed under the ROS Supply Agreement will be charged at a firm fixed price which includes profit of 10% and including the cost of money. Pricing and other terms for all new purchase orders will be based on the IBAS LRIP Contract. ROS agrees to supply ROS Products to the Buyer at prices no greater than those applied to most favored customers for the same quantities and under the same terms and conditions. The ROS Supply Agreement shall continue to be in effect until the expiration or termination of the IBAS LRIP contract, as extended by mutual agreement, as applicable.

     Master  Services  Agreement:  Raytheon  as  Service  Provider  to Ground EO
Business

     Concurrent with the closing of the Acquisition, Raytheon and the Buyer entered into a master services agreement (the "Raytheon Master Services Agreement") whereby Raytheon agreed to provide, and the Buyer agreed to purchase, certain support services and facilities (collectively, the "Raytheon Master Services") in order to promote the efficient operation of the Ground EO Business including but not limited to records retention services, information technology services, equipment storage, calibration support services, and mail services. Generally, the cost to the Buyer for the

Raytheon Master Services will be the cost to Raytheon including labor, out-of-pocket costs to third parties and a reasonable allocation for overhead and indirect costs. Raytheon will also offer certain other services including but not limited to special manufacturing services, engineering and technical support services, purchasing support services, contracts administration services, safety and health services and facility and general administrative services. Generally, the cost to the Buyer for these services will be the fixed price of time and materials incurred by Raytheon plus a 5% fee.

     The Raytheon Master Services Agreement shall continue to be in effect until either termination by mutual consent or at the Buyer's discretion upon 30 days notice. In any case, Raytheon is not required to provide services pursuant to the Raytheon Master Services Agreement past the earlier of 24 months after the closing date of the Acquisition or 12 months after the Buyer vacates the El Segundo facility.

ITEM 7(b) Pro forma Financial Information

                     DRS TECHNOLOGIES, INC. AND SUBSIDIARIES

        Unaudited Pro Forma Condensed Consolidated Financial Information

     The following unaudited pro forma condensed consolidated financial information (the pro forma financial information) set forth below is presented to reflect the pro forma effects of the acquisition by DRS Technologies, Inc. and Subsidiaries (DRS) of the EOS Business of Raytheon Company (EOS Business), (the EOS Acquisition). As more fully described in the notes to the pro forma financial information, the unaudited pro forma financial statements also give effect to the acquisition of the Applied Systems Division of Spar Aerospace Limited and Spar Aerospace (U.K.) Limited, which took place on October 29, 1997 (the Spar Acquisition).

     The unaudited pro forma financial information is based on, and should be read together with: the historical consolidated financial statements of DRS as of and for the year ended March 31, 1998; the unaudited consolidated financial statements of DRS as of and for the six months ended September 30, 1998; the historical financial statements of EOS Business as of and for the year ended December 31, 1997; and the unaudited financial statements of EOS Business as of and for the period ended September 30, 1998. The pro forma financial information is based on certain assumptions and includes the adjustments described herein and in the notes to the pro forma financial information.

     The unaudited pro forma condensed consolidated balance sheet was prepared based on the assumption that the EOS Acquisition was completed on September 30, 1998. The unaudited condensed consolidated statements of earnings for the year ended March 31, 1998 and for the six months ended September 30, 1998 were prepared as if the both the EOS Acquisition and the Spar Acquisition had taken place on April 1, 1997. For accounting purposes, the EOS Acquisition will be treated as a purchase.

     It should be understood that the unaudited pro forma financial statements do not necessarily reflect the actual consolidated financial position or results of operations of the combined entities since, among other factors, actual expenses related to or following the acquisitions may be different than amounts assumed or estimated. The pro forma financial information is provided for illustrative purposes only and may not necessarily be indicative of the financial results that would have occurred had the acquisitions been effective on the dates indicated, and should not be viewed as indicative of results of operations or financial position of future periods.

                      DRS TECHNOLOGIES, INC & SUBSIDIARIES
                    AND THE EOS BUSINESS OF RAYTHEON COMPANY
        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF EARNINGS
                        Fiscal Year Ended March 31, 1998
                 (in thousands except share and per share data)

                                                        HISTORICAL                                   PRO FORMA
                                          ----------------------------------------  -----------------------------------------
                                                                         EOS          SPAR            EOS            DRS/EOS
                                              DRS         SPAR(2)    BUSINESS(4)   Adjustments    Adjustments         Total
                                           --------      --------    -----------  ------------    -----------       ---------
Revenues ............................... $ 190,854       $ 15,556     $ 40,981      $ (1,182)(2) $ (10,541)(8)    $ 235,668
                                                                                                          (5),(6)
Costs and expenses .....................  (176,595)       (14,324)     (39,776)         (329)(2)     6,079(7),(8)  (224,945)
                                          --------        -------      -------        ------       -------          -------
  Operating income (loss) ..............    14,259          1,232      $ 1,205        (1,511)       (4,462)          10,723
                                                                       =======
    Interest and related expenses ......    (5,098)          (170)                       --         (7,332)(6)      (12,600)
Interest and other income, net .........     1,377            465                        --            --             1,842
Minority interest ......................      (874)           --                         --            --              (874)
                                          --------        -------                     ------       -------          -------
  Earnings (loss) before income taxes ..     9,664          1,527                     (1,511)      (11,794)            (909)
Income tax expense (benefit) ...........     3,292            285                       (453)(3)    (3,918)(9)         (794)
                                          --------        -------                     ------       -------          -------
  Earnings (loss) before extraordinary
    item (notes 6 and 10)...............   $ 6,372        $ 1,242                   $ (1,058)     $ (7,876)          $ (115)
                                          ========        =======                     ======       =======          =======
  Earnings per share
    Earnings (loss) from continuing
      operations before extraordinary item
      Basic ............................     $1.13            --                         --            --            $(0.02)
      Diluted ..........................      0.93            --                         --            --             (0.02)
  Weighted average shares outstanding
      Basic ............................     5,626            --                         --            --             5,626
      Diluted ..........................     9,045            --                         --            --             5,626
                                          ========        =======                     ======       =======          =======


             See accompanying notes to Unaudited Pro Forma Condensed
                       Consolidated Financial Information

                      DRS TECHNOLOGIES, INC & SUBSIDIARIES
                    AND THE EOS BUSINESS OF RAYTHEON COMPANY
        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF EARNINGS
                       Six Months Ended September 30, 1998
                      (in thousands except per share data)

                                                        HISTORICAL                          PRO FORMA
                                                ---------------------------        --------------------------
                                                                     EOS                EOS           DRS/EOS
                                                   DRS           BUSINESS(4)        Adjustments        Total
                                                --------         -----------        -----------      --------
Revenues ................................       $ 92,114          $ 35,154         $ (15,159)(8)     $ 112,109
                                                                                            (5),(6)
Costs and expenses ......................        (88,299)          (33,896)           12,083(7),(8)   (110,112)
                                                --------          --------         ---------         ---------
  Operating income (loss) ...............          3,815          $  1,258            (3,076)           (1,997)
                                                                  ========
Interest and related expenses ...........         (3,113)                             (2,675)(6)        (5,788)
Interest and other income, net ..........            328                                  --               328
Minority interest .......................           (425)                                 --              (425)
                                                --------                           ---------         ---------
Earnings (loss) before income taxes .....            605                              (5,751)           (3,888)
  Income tax expense (benefit) ..........            224                              (1,663)(9)        (1,439)
                                                --------                           ---------         ---------
Earnings (loss) before extraordinary
  item (notes 6 & 10) ...................       $    381                           $  (4,088)        $  (2,449)
                                                ========                           =========         =========
Earnings per share
  Earnings (loss) before extraordinary item
    Basic ...............................       $   0.06                --                --         $   (0.39)
    Diluted .............................           0.06                --                --             (0.39)
Weighted average shares outstanding
    Basic ...............................          6,224                --                --             6,224
    Diluted .............................          6,463                --                --             6,224
                                                ========          ========         =========         =========


             See accompanying notes to Unaudited Pro Forma Condensed
                       Consolidated Financial Information

                      DRS TECHNOLOGIES, INC. & SUBSIDIARIES
                    AND THE EOS BUSINESS OF RAYTHEON COMPANY
            Unaudited Pro Forma Condensed Consolidated Balance Sheet
                               September 30, 1998
                                 (in thousands)

                                                                   HISTORICAL               PRO FORMA
                                                                   ----------        -----------------------
                                                                       EOS               EOS         DRS/EOS
                                                         DRS       Business(4)       Adjustments      Total
                                                      --------     -----------       ----------      -------
Assets
Current Assets:
  Cash ...........................................    $ 13,026       $  --           $    500(6)     $ 13,526
  Accounts receivable, net .......................      43,295         5,228             --            48,523
  Inventories, net of progress payments ..........      41,152        23,245           (3,642)(8)      60,755
  Prepaid expenses and other current assets ......       2,213           117             (833)(6)       1,497
                                                      --------       -------         --------        --------
          Total current assets ...................      99,686        28,590           (3,975)        124,301

Net equipment and improvements ...................      22,661        14,459             --            37,120

Net Intangible assets ............................      31,451           --            15,643(5)       47,094
Other assets .....................................       9,332           --              --             9,332
                                                      --------       -------         --------        --------
          Total assets ...........................     163,130        43,049           11,668         217,847
                                                      --------       -------         --------        --------

Liabilities and Stockholders' Equity
Current liabilities:
  Current installments-- long term debt ..........       8,543           --              --             8,543
  Other current liabilities ......................      42,913         1,550             (308)(6)      44,155
                                                      --------       -------         --------        --------
          Total current liabilities ..............      51,456         1,550             (308)         52,698

Long term debt, excluding current installments ...      57,819           --            57,000(6)      114,819
Deferred income taxes ............................       3,897           --            (1,110)(6)       2,787
Other liabilities ................................       4,233           --              --             4,233
                                                      --------       -------         --------        --------
          Total liabilities ......................     117,405         1,550           55,582         174,537

Stockholders' equity:
  Common stock ...................................          67           --              --                67
  Additional paid-in capital .....................      20,446           --              --            20,446
  Retained earnings ..............................      27,438           --            (2,415)(6)      25,023
          Net assets .............................         --        $41,499         $(41,499)           --
                                                                     =======         ========

  Cumulative translation adjustment ..............        (291)                                          (291)
  Treasury stock, at cost ........................      (1,561)                                        (1,561)
  Unamortized restricted stock compensation ......        (374)                                          (374)
                                                      --------                                       --------
          Net stockholders' equity ...............      45,725                                         43,310
                                                      --------                                       --------
                                                      $163,130                                       $217,847
                                                      ========                                       ========


             See accompanying notes to Unaudited Pro Forma Condensed
                       Consolidated Financial Information

                    DRS TECHNOLOGIES, INC. AND SUBSIDIARIES,
                    AND THE EOS BUSINESS OF RAYTHEON COMPANY

          Notes to Unaudited Pro Forma Condensed Financial Information
                          (dollar amounts in thousands)


1. The unaudited pro forma condensed consolidated financial statements of DRS Technologies, Inc. and Subsidiaries (DRS) and the EOS Business of Raytheon Company (EOS Business), have been prepared by combining the historical consolidated financial statements of DRS with the historical financial statements of EOS Business. The unaudited pro forma condensed consolidated financial statements as of and for the six months ended September 30, 1998 have been prepared combining the unaudited historical financial statements of DRS and EOS Business as of and for the six months ended September 30, 1998. DRS prepares consolidated financial statements on the basis of a fiscal year ending March 31, whereas the historical financial statements of EOS Business have been prepared on a calendar year basis. As permitted under United States Securities and Exchange Commission Regulation S-X,
     Article 11, the pro forma condensed consolidated statement of earnings (the pro forma statement of earnings) for the year ended March 31, 1998 has been prepared by combining the historical financial statements of DRS and EOS Business on the basis of their respective historical fiscal periods. Therefore, the pro forma statement of earnings for the year ended March 31, 1998 has been prepared using the consolidated financial statements of DRS as of and for the fiscal year ended March 31, 1998, together with the financial statements of EOS Business as of December 31, 1997 and for the year then ended. As a result, the historical financial statements of EOS Business for the period January 1, 1998 to March 31, 1998 are not included in this pro forma presentation.

     The pro forma financial statements also give effect to DRS's acquisition of the Applied Systems Division of Spar Aerospace Limited and Spar Aerospace (U.K) Limited, which took place on October 29, 1997 (the Spar Acquisition), as if the Spar Acquisition had taken place effective April 1, 1997.

     The pro forma  financial  statements  have not been  adjusted  for  certain
     operating   efficiencies   that  may  be   realized  as  a  result  of  the
     acquisitions.

Spar Acquisition

2. On October 29, 1997, DRS acquired, through certain of its subsidiaries, the net assets of the Applied Systems Division of Spar Aerospace Limited, a Canadian corporation (Spar Applied Systems), and 100% of the stock of Spar Aerospace (U.K.) Limited, incorporated under the laws of England and Wales, pursuant to a Purchase Agreement (the Agreement) dated as of September 19, 1997, between DRS and Spar Aerospace Limited. The Company paid approximately $35.4 million in cash for the Spar Acquisition (which includes $6.9 million for cash acquired in connection with this transaction), subject to certain working capital adjustments as provided for in the Agreement.

     The Spar Acquisition was accounted for using the purchase method of accounting. In connection with the Spar Acquisition, DRS incurred professional fees and other costs of approximately $1.5 million, which were capitalized as part of the total purchase price. The excess of cost over assets acquired and liabilities assumed was approximately $20.0 million and is being amortized on a straight line basis over 30 years. The pro forma financial statements for the year ended March 31, 1998 reflect increased amortization expense of $0.3 million resulting from the Spar Acquisition.

     The pro forma condensed consolidated statement of earnings has been adjusted to reflect the reversal of revenue previously recognized by Spar Applied Systems in connection with a certain contract which was excluded from the net assets acquired by DRS.

3. The adjustment to the provision for income taxes represents the income tax effect of additional amortization, and reversal of revenue related to the Spar Acquisition based on Canadian and UK effective tax rates.

EOS Acquisition

4. In an agreement dated July 28, 1998 by and between Raytheon Company, Raytheon Systems Georgia, Inc., Raytheon TI Systems, Inc. (collectively, Raytheon) and DRS, DRS agreed to purchase certain assets and liabilities of the electro-optical systems business of Raytheon. The EOS Acquisition was consummated on October 20, 1998 for a purchase price of $45 million, subject to post closing adjustments of no more than $7 million. For purposes of the pro forma financial statements, the pro forma balance sheet gives effect to the EOS Acquisition as if it had taken place on September 30, 1998. The pro forma statements of earnings gives effect to the EOS Acquisition as if it had taken place on April 1, 1997.

     The EOS Business did not operate as a stand-alone business within Raytheon. Because the EOS Business did not operate on a stand-alone basis, the historical financial statements do not include certain indirect expenses of the EOS Business and the historical financial statements are not representative of the complete results of operations of the EOS Business for the periods presented.

5. The EOS Acquisition is being accounted for using the purchase method of accounting. For purposes of the pro forma financial statements, the total estimated purchase price is $53,500, consisting of the contractual purchase price of $45,000, the maximum post-closing adjustment of $7 million and the estimated costs of the acquisition. As of September 30, 1998, this purchase price exceeds the estimated fair value of net assets acquired of approximately $37,857 (see also Note 8). The excess of the purchase price over the net assets acquired results in goodwill which will be amortized by DRS on a straight line basis over 20 years. The pro forma balance sheet has been adjusted to reflect estimated goodwill and the statements of earnings have been adjusted to reflect amortization expense of $782 for the year ended March 31, 1998 and $391 for the six months ended September 30, 1998. The actual purchase price will be determined upon receipt by DRS of a closing date balance sheet, and the resulting purchase price could be up to $7,000 less than the amount used in the pro forma financial statements. A lower price would result in less goodwill and related amortization expense.

     DRS is in the process of completing its fair valuation of the net assets acquired. As a result, the purchase price allocation has not been finalized and actual purchase price allocation may differ from that used for purposes of these pro forma financial statements. The valuation could result in a different portion of the purchase price being allocated to tangible or intangible assets, including acquired-in process research and development (IPR&D). The useful lives of such tangible or intangible assets could range from one to 20 years, while IPR&D would be expensed immediately. DRS is currently unable to determine the potential effect on its financial position and results of operations. However, if the composite average life of these assets was 10 years, the amortization expense would increase by $782 and $391 for the year and six months ended March 31, 1998 and September 30, 1998, respectively. If the composite average life was 5 years, the amortization would increase by $2,346 and $1,173 for the respective periods over that presented in the accompanying pro forma financial statements.

6. In connection with the EOS Acquisition, DRS entered into an amendment of its existing credit facility whereby DRS obtained a $150 million secured credit facility (the Borrowing) consisting of two term loans in the aggregate principal amount of $80 million and a $70 million revolving line of credit. The proceeds of the Borrowing at the date of the EOS Acquisition of $98,883 were used to repay the balance of the debt outstanding under DRS's previous credit facility in the amount of $48,883 which had been used to finance the Spar Acquisition and for general corporate purposes.

     For accounting purposes, the amendment of the facility was accounted for as an extinguishment of debt and therefore the unamortized balance of the deferred financing costs of the previous credit facility plus the fees paid to the lender in connection with the Borrowing resulted in an extraordinary loss, net of related tax, of $2,415.

     The pro forma balance sheet includes an adjustment to reflect the additional bank borrowing of $50,000, an assumed borrowing for the maximum post-closing adjustment of $7 million, the write-off of unamortized deferred financing costs of $833 and the after-tax effect on equity of the extraordinary loss. The pro forma statements of earnings include adjustments for additional interest expense of $7,423 for the year ended March 31, 1998 and $2,767 for the six months ended September 30, 1998, and include adjustments to reverse amortization of deferred financing costs of $91 and $92 for the year ended March 31, 1998 and six months ended September 30, 1998, respectively. The extraordinary loss on the extinguishment of debt is excluded from the pro forma statements of earnings due to its non-recurring nature.

7. Concurrent with the EOS Acquisition, DRS and Raytheon entered into master services agreements (the Master Services Agreements) whereby Raytheon agreed to provide and DRS agreed to purchase various support services and facilities for the EOS Business. Generally the cost to DRS will be the cost to Raytheon of labor, out of pocket costs, allocated overhead, and, for some services, an agreed-upon fee. The pro forma statements of earnings include adjustments for estimated costs associated with the Master Services Agreements of $2,000 and $1,000 for the year ended March 31, 1998 and six months ended September 30, 1998, respectively.

8. The EOS Business recognized revenues on certain contracts on a percentage completion (cost-to-cost) basis. To be consistent with DRS accounting policies, revenue on these contracts would be recognized based on units delivered. The pro forma statements of earnings reflect adjustments to revenues and cost of sales on these contracts and the pro forma balance sheet reflects an adjustment to inventories for the carrying costs of these contracts.

9. The adjustment to the provision for income taxes represents the income tax effect of an increase in interest expense, a reduction of amortization of deferred financing costs, an increase of amortization related to the EOS Acquisition, and the tax effect of the historical direct revenues and expenses of the EOS Business.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                     DRS TECHNOLOGIES, INC.
                                     Registrant

Date: January 4, 1999
                                     /s/  Nancy R. Pitek
                                          -------------------------------------
                                          Nancy R. Pitek
                                          Vice President, Finance and Treasurer